Exhibit 99.3

Soul and Vibe Interactive Inc. 1660 South Hwy. 100, Suite 500 St. Louis Park, MN 55416 (888) 399-3757 www.soulandvibe.com Executive Summary Soul and Vibe is a developer and publisher of video and computer games for consoles including the Xbox 360® video game and entertainment system from Microsoft (NASDAQ:MSFT) and the PlayStation®3 computer entertainment system from Sony (NYSE:SNE), mobile devices running on Apple iOS, Android, and Windows platforms, and on computers including PCs and Macs. Consumer spending on console, mobile, and computer games topped $56 B in 2010 and is projected to reach $82 B by 2015. The Company has several strategic and valuable contractual agreements, including a licensing agreement with General Mills (NYSE:GIS) to publish sports games based on the Wheaties cereal brand and games-related content based on cereal and food-product mascots such as Lucky the Leprechaun, the Trix Rabbit, Count Chocula, Frankenberry, and more. Soul and Vibe is one of only an estimated 60 companies in the world licensed by Microsoft to publish content on Xbox 360. Sony has also licensed Soul and Vibe to publish content on PlayStation 3 and PlayStation Vita. Soul and Vibe was founded, and is led, by an industry veteran who has launched over 200 video games. Company Statistics Ticker: SOUL (OTCQB) State of Incorporation: Nevada Price (07/03/13): $.21 52 Week Range: $.21 - $1.45 Avg. Volume (90 day): 113,497 Shares Outstanding: 110 M Market Cap: $23.1 M Price/Sales: N/A Price/Earnings: N/A Information compiled from Yahoo Finance Pro Forma Revenues Reaching profitability by 2014 $45.6 M in revenues by 2015 Based on the launch of approximately 15 to 20 games through 2015 Pro Forma Revenues in Millions Management & Advisors Peter Anthony Chiodo CEO | President Peter Anthony Chiodo (“Tony”) is an award-winning 22-year veteran of the video and computer game industry. He has released over 200 games. He produced/co-designed the critically acclaimed Stoked: Big Air snowboarding series for Xbox 360 and the 1,000,000 unit-selling Summer Sports: Paradise Island for Wii. He has served as Director of Product Development for Destineer Games where he developed commercial games as well as "serious games" training tools and simulations for the U. S. Marine Corps and various branches of the U.S. Federal Government. He was also a Program Manager at Microsoft Corporation, where he led internal teams from engine and game prototype to project green light and release for the original Xbox. Jamie King, Advisor Co-Founder and VP of Product Development at Rockstar Games, the video game developer and Investment Catalysts $56 Billion Digital Game Market PricewaterhouseCoopers (“PwC”) reports consumer spending on console, mobile, and personal computer game software topped $56 billion in 2010 and is projected to reach $82 billion by 2015. This revenue represents more than 2X the size of the music industry and nearly 3/5 the size of the entire film industry. Sales channels are expanding and opening to new entrants, as direct-to-consumer digital downloads and digital-aggregation methods are augmenting traditional retail sales. DFC Intelligence estimates worldwide revenue from online games will reach $35 billion by 2017. Licensed Publisher for Xbox 360 and PlayStation Branded Hardware Soul and Vibe is one of only an estimated 60 companies in the world approved by Microsoft as a publisher of content for Xbox 360. As of September 2012, there have been 910 Xbox 360 games published since the console launched in November 2005. These games have cumulatively sold 284 million copies at an average price of $60 each, yielding roughly $17 billion worth of Xbox 360 games sold to date. The Company is licensed to develop and publish games, companion “apps,” and content on other Microsoft platforms including Windows 8, Windows Live, and Windows Phone. Soul and Vibe is also approved by Sony as a licensed developer and publisher for the PlayStation 3 and PlayStation Vita consoles. As of March 2012, there have been 595 million games sold for the PlayStation 3, at an average price of $60 each. This represents $35.7 billion worth of games sold over the past six years. Agreements for Game Content with Globally Recognized Brands Soul and Vibe negotiated and executed a cross-promotional license agreement with General Mills and is currently in negotiations with other globally recognized brands for similar agreements. The General Mills license is the first of its kind in the industry; General Mills properties have not been previously licensed to 3rd parties for video and computer games. The Company will create Wheaties branded sports-themed games. The Company is also licensed to develop and publish game-related content that includes virtual apparel and costumes for Avatars based on General Mills mascots such as Lucky the Leprechaun, the Trix Rabbit, Count Chocula, Frankenberry, Boo Berry, the Green Giant, the Honey Nut Cheerios Bee, the Pillsbury Dough Boy, and more. Developing Proprietary Games and Copyrighted IP The Company currently has several proprietary games at various stages of development, each of which can generate copyrighted intellectual property (IP) assets and additional revenue streams beyond games sales. Franchise opportunities exist in creating characters and story lines that be leveraged into merchandising and licensing opportunities. Proven Track Record in the Game Industry CEO Peter Anthony Chiodo has over 22 years of experience in the video and computer games industry. After having launched 200 games and worked in every aspect of the game industry, Soul and Vibe’s founder is executing a multi-billion dollar business opportunity. The CEO is responsible for negotiating and executing the Company’s key agreements with Microsoft, Sony, and General Mills. Diversification of Products and Platforms

Management & Advisors

Peter Anthony Chiodo

CEO | President

Peter Anthony Chiodo ("Tony") is an award-winning 22-year veteran of the video and computer game industry. He has released over 200 games. He produced/co-designed the critically acclaimed Stoked: Big Air snowboarding series for Xbox 360 and the 1,000,000 unit-selling Summer Sports: Paradise Island for Wii. He has served as Director of Product Development for Destineer Games where he developed commercial games as well as "serious games" training tools and simulations for the U. S. Marine Corps and various branches of the U.S. Federal Government. He was also a Program Manager at Microsoft Corporation, where he led internal teams from engine and game prototype to project green light and release for the original Xbox.

Jamie King, *Advisor*

Co-Founder and VP of Product Development at Rockstar Games, the video game developer and publisher best known for the multi-million unit selling game franchises such as Grand Theft Auto, Max Payne, Red Dead and Manhunt. King was also Director of Development at Take Two Interactive, one of the largest publicly traded video game publishers.

Michael Bolden, *Advisor*

A strategy-oriented executive, currently serving as Development Director at Larva Game Studios where he leads a team of 50 artists and programmers and manages the development of original intellectual property (IP). Bolden was behind the launch of Beyond Digital, a multimedia studio that launched Critical Moves USA, one of the largest motion capture stages in the Midwest.

Erik Stein, *Advisor*

Co-Founder of Gameblend Studios, former Hasbro Interactive Producer and technical expert. Stein has an extensive background in design and production management and has produced video games based on top-tier licensed-brands that include Star Wars, Lord of the Rings, Playskool, and Trivial Pursuit.

Scott Balaban, *Advisor*

Co-Founder of Gameblend Studios and former Hasbro Interactive Senior Game and Toy Designer, who has expertise integrating software-based digital game play with physical toys. Balaban has created immersive experiences around proprietary IP and top-tier licensed brands that include Star Wars, Harry Potter, Lord of the Rings, Princess Bride and several Nickelodeon and Disney properties.

Investor Relations Contact:

Andrew Haag
IRTH Communications
Phone: +1-866-976-IRTH (4784)
soul@irthcommunications.com

Disclaimer: This fact sheet contains forward-looking statements within the meaning of Section 27A of the Securities Act of 1933 and Section 21E of the Securities Exchange Act of 1934. Such statements are valid only as of today, and we disclaim any obligation to update this information. Actual results may differ significantly from management's expectations.

Diversification of Products and Platforms

Soul and Vibe releases cross-platform compatible games and games-related content on consoles, mobile devices, and computers. The Company's mobile games drive microtransactions and are revenue generating marketing vehicles for its console and computer releases. Soul and Vibe increases its revenue opportunities, broadens awareness for each game franchise across an expanded consumer base, amortizes development and marketing expenses, and reduces risk by releasing games across multiple platforms. The Company's diverse product mix includes broad-appeal genres: sports, action, puzzle, virtual pet, hunting, and battle.

Multiple Revenue Streams

Acquiring and Releasing 'Pick-Ups'

Games created by independently owned and operated software developers are available for purchase or, 'Pick-Up,' by publishers that have the appropriate licenses and distribution platform(s). Soul and Vibe has extensive relationships with game developers throughout the world and can cherry-pick near-to-fully-developed games to publish under its label for immediate revenue generation.

Publishing Licensed-Brand Games and Content

Leveraging its licensing and cross-promotional agreement with General Mills, one of the world's largest branded consumer foods companies, Soul and Vibe will publish games and game-related content based on some of the most widely recognized, and trusted, household brands. As part of the Company's cross-promotional agreement, *Wheaties* branded games and General Mills IP content may be promoted online, across General Mills' social media presence and on physical food packaging, including cereal boxes.

Proprietary and Copyrightable IP Games

The Company's product portfolio contains proprietary games. Each proprietary game can generate copyrightable IP assets and additional revenue streams beyond game sales. This includes the licensing of IP for merchandising and cross-platform media outlets such as television and film.

Revenues from Game Related Add-ons and Consumables

Soul and Vibe's business model calls for numerous revenue streams to be generated from each game release. Revenue is generated, via digital download, from the sale of experience-expanding "add-on" packs (Premium Downloadable Content), virtual apparel and costumes for Avatars, and monetized "Consumables" (in-game items purchased with real-world money and used, or "consumed" inside the game.) Individual units of virtual apparel and costumes for Avatars are currently sold in an average price range of $.50 to $5.

Distribution

Most of Soul and Vibe's games will be digitally distributed. This lowers the cost of bringing products to market. It directs sales, marketing, and promotional efforts toward the consumer, and encourages "impulse buy" consumer tendencies.

Games Launched by Soul and Vibe CEO Over Past 4 Years

Below are case studies of games developed and launched by Peter Anthony Chiodo, showing development costs and cumulative revenues.

Case Studies	Summer Sports: Paradise Island	World War II Aces	John Deere: Harvest in the Heartland
Genre	Sports	Action-Shooter	Family
Release Territories	North America Europe	North America	North America Europe
Development Cost	$400,000	$165,000	$250,000
Development Time	12 months	12 months	12 months
Cumulative Revenues	$9,000,000	$3,700,000	$3,900,000
Product Price	$39.99	$39.99	$29.99